Exhibit 4.3

Execution Copy

ARISTA NETWORKS, INC.

INVESTORS’ RIGHTS AGREEMENT

January 4, 2011

June 1, 2011

-i-

TABLE OF CONTENTS

(continued)

		Page
6.11	Further Assurances	15
6.12	Termination Upon Change of Control	15
6.13	Conflict	15
6.14	Jury Trial	15

ARISTA NETWORKS, INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of January 4, 2011, and is between Arista Networks, Inc., a Nevada corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

The Investors are parties to the Note and Common Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Notes and the Shares to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Common Stock” means the Common Stock of the Company.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(d) “Existing Rights Agreement” shall mean the Investors’ Rights Agreement dated October 16, 2004 by and among the Company and the Investors listed on Schedule A thereto.

(e) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.9 of this Agreement.

(f) “Indemnified Party” shall have the meaning set forth in Section 2.3(c).

(g) “Indemnifying Party” shall have the meaning set forth in Section 2.3(c).

(h) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(i) “Investors” shall mean the persons and entities listed on Exhibit A.

(j) “Major Investor” shall mean a Holder who owns at least $10,000,000 in principal of Notes or an equivalent number of Shares issued upon conversion of the Notes based on the conversion price of such Notes.

(k) “Notes” shall mean the Notes issued pursuant to the Purchase Agreement.

(l) “Other Selling Shareholders” shall mean persons other than Holders who, by virtue of agreements with the Company other than the Existing Rights Agreement, are entitled to include their Other Shares in certain registrations hereunder.

(m) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below) or Registrable Securities (as defined in the Existing Rights Agreement for purposes of this clause only), with respect to which registration rights have been granted.

(n) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(o) “Registrable Securities” shall mean (i) shares of Common Stock issued pursuant to the Purchase Agreement, (ii) shares of Common Stock issued pursuant to the provisions of Section 5 hereof or issuable upon conversion of securities issued pursuant to Section 5 hereof, (iii) shares of Common Stock issued or issuable pursuant to the conversion of the Notes and (iv) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i), (ii) or (iii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) – (iv) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(p) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(q) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(r) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.5(c).

(s) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(t) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(u) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(w) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(x) “Shares” shall mean the Company’s Common Stock issued pursuant to the Purchase Agreement or any shares issued upon conversion of the Notes.

SECTION 2

REGISTRATION RIGHTS

2.1 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.1(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Shareholders other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable

Securities held by such Holders (which for purposes of this clause only shall also include Holders requesting to include Registrable Securities in such registration statement under the Existing Rights Agreement (with the terms “Holders” and “Registrable Securities” having the meanings ascribed to such terms in the Existing Rights Agreement for purposes of this parenthetical)); (iii) third, to the Other Selling Shareholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Shareholders, assuming conversion. Notwithstanding the forgoing, in no event shall the amount of securities of such Holders included in the offering (which for purposes of this clause only shall also include Holders under the Existing Rights Agreement (with the term “Holders” having the meaning ascribed to such term in the Existing Rights Agreement for purposes of this parenthetical)) be reduced below thirty percent (30%) of the total amount of the securities included in such offering, unless such offering is the Initial Public Offering, in which case the selling Holders may be excluded altogether.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.2 Expenses of Registration. The Company shall bear and pay all expenses (other than underwriting discounts and commissions) incurred in connection with any registration, filing or qualification of Registrable Securities for each Holder, including, without limitation, all registration, filing, and qualification fees, printers’ and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one special counsel for the selling Holder (not to exceed $75,000). All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.3 Indemnification. (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.3 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.3 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the Indemnifying Party, if representation by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.3, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.3(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company and the Holders under this Section 2.3 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.4 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.5 Restrictions on Transfer. (a) Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities and the Notes, or any beneficial interest therein, unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section2.5 and Section 2.7, the Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if reasonably requested by the Company, the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities or the Notes, as the case may be, shall be entitled to transfer such Restricted Securities, or the Notes, as the case may be, in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Notwithstanding the provisions of Section 2.5(a), no such registration statement or opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, provided, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.5.

(d) The first legend referring to federal and state securities laws identified in Section 2.5(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.7 Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.5(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.7.

2.8 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only with the prior consent of the Company (except in cases of transfers by any Holder to a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation); and provided that such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.5, and applicable securities laws, and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.7.

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding a majority of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.11), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or more favorable than the terms of the registration rights granted to the Holders hereunder.

2.11 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

SECTION 3

INFORMATION COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Holder:

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company (except for the fiscal year ending December 31, 2010, which shall be within one hundred eighty (180) days), a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company.

(ii) As soon as practicable after the end of each quarterly accounting period (including, for the avoidance of doubt, after the end of the fourth quarterly accounting period) in each fiscal year of the Company, and in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

3.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement. Such confidential information shall not include any information that Holder can demonstrate (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by the Company to the Holder; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by the Company to the Holder through no wrongful action or inaction of the Holder; (iii) is in the rightful possession of the Holder without confidentiality obligations at the time of disclosure by the Company to the Holder; (iv) is obtained by the Holder from a third party without an accompanying duty of confidentiality without a breach of such third party’s obligations of confidentiality to the Company; or (v) is independently developed by the Holder without use of or reference to the Company’s confidential information.

3.3 Confidentiality of Investor Information. The Company shall not disclose directly or indirectly any information concerning any Investor or such Investor’s stockholders, members, directors, partners, affiliates or employees, including, without limitation, any such person’s identity or identifying information, such as address or telephone number, to any other person or entity (other than its employees having a need to know the contents of such information, and its attorneys) (“Investor Information”), without the prior written consent of such Investor. Notwithstanding the foregoing, in the event that the Company is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Company’s securities are listed or quoted) or by judicial order of a court of competent jurisdiction to disclose publicly or to any person any such Investor Information, the Company shall promptly (and in any event within 24 hours) notify the Investor of such request or requirement in order to enable the Investor (i) to seek an appropriate protective order or other remedy with respect thereto, (ii) to consult with the Company with respect to taking steps to resist or narrow the scope of such request or requirement, or (iii) to waive compliance, in whole or in part. In the event that such protective order or other remedy is not obtained, or the Investor waives compliance, in whole or in part, the Company shall use its commercially reasonable efforts (A) to disclose only that portion of such Investor Information which is legally required to be disclosed, and (B) to provide that all Investor Information that is so disclosed will be accorded confidential treatment to fullest extent available under applicable laws, regulations and judicial orders. The Company shall fully cooperate with the Investor so as to enable investor to secure an appropriate protective order or other remedy such that disclosure does not continue to be so requested or required or, if continued to be requested or required, is restricted or narrowed to the extent possible. In the event that the Company shall have complied fully with the provisions of this paragraph, the Company shall have no liability hereunder for the disclosure of that Investor Information which it is legally required to be so disclosed.

3.4 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

SECTION 4

BOARD OBSERVERS

4.1 Observer Right. As long as Newfound Investment Partners LLC (“Newfound”) and its affiliates own not less than 500,000 shares of Common Stock, in the aggregate (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like), purchased pursuant to the Purchase Agreement, the Company shall invite a representative of Newfound to attend all meetings of its Board of Directors and all committees thereof (whether in person, telephonic or other) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors concurrently with providing such notice, minutes, consents or other materials to its directors; provided however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (a) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (b) access to such information or attendance at such meeting would reasonably be expected to result in disclosure of trade secrets to Newfound or its representative; (c) access to such information or attendance at such meeting would reasonably be expected to result in a conflict of interest between Newfound or its representative and the Company or its counsel. The Company acknowledges that Newfound will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, by way of example only, (1) Newfound’s and its affiliate’s technologies, products and services, and plans and strategies relating thereto, (2) current and future investments Newfound or its affiliates have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company’s, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by Newfound’s representative. The Company, as a material part of the consideration for this Agreement, agrees that Newfound and its representative shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Newfound’s or its affiliates’ ability to pursue opportunities based on such Information or that would require Newfound, or its representative, to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

4.2 Confidentiality. Newfound acknowledges, and any representative of Newfound will acknowledge, that any confidential information received by them pursuant to this provision is for the use of it and its affiliates only, and none of Newfound, its affiliates, nor any representative of Newfound will use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys). Such confidential information shall not include any information that Newfound can demonstrate (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by the Company to Newfound; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by the Company to Newfound through no wrongful action or inaction of Newfound; (iii) is in the rightful possession of Newfound or its affiliates without confidentiality obligations at the time of disclosure by the Company to Newfound; (iv) is obtained by Newfound or its affiliates from a third party without an accompanying duty of confidentiality without a breach of such third party’s obligations of confidentiality to the Company; or (v) is independently developed by Newfound or its affiliates without use of or reference to the Company’s confidential information.

4.3 Termination. The rights described in this Section 4 shall terminate and be of no further force or effect upon the earlier of the date of: (a) the closing of the sale of the Company securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; (b) when the Company first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, as a result of the registration of any class of equity securities; or (c) the closing of a Change of Control (as defined below); provided, however, notwithstanding the foregoing, the confidentiality provision hereof will survive any such termination.

SECTION 5

RIGHTS OF PARTICIPATION AND NOTIFICATION

5.1 Subsequent Offerings. Subject to the terms set forth in this Section 5 of this Agreement, the Company hereby grants to each Major Investor the right to purchase its Pro Rata Amount (as defined below) of any New Securities (as defined in Section 5.2) that the Company may, from time to time, propose to sell and issue. The Company may, at its election, sell such Major Investor its Pro Rata Amount of New Securities at the initial closing of the sale of New Securities or at a subsequent closing of which shall take place within ninety (90) days of the initial closing. A Major Investor’s Pro Rata Amount shall be the ratio of (i) the number of issued and outstanding shares (on an as-converted basis) of Common Stock held by such Major

Investor, including all shares of Common Stock issuable upon conversion of the Notes assuming a conversion price therefore as provided below, to (ii) the total number of shares of Common Stock of the Company outstanding (on an as-converted basis), including all outstanding securities convertible into, exchangeable for or exercisable for Common Stock on an as-converted or exercised basis (including, but not limited to, the Preferred Stock and outstanding options exercisable for Common Stock), including all shares of Common Stock issuable upon conversion of the Notes assuming a conversion price therefore as provided below. The conversion price for the Notes utilized to determine a Major Investor’s Pro Rata Amount for purposes of this Section 5 shall be (i) where the New Securities are convertible into Common Stock, the price at which the New Securities are convertible into shares of Common Stock, and (ii) where the New Securities are not convertible into Common Stock, (a) the conversion price of the series of preferred stock of the Company (other than Series A Preferred Stock) first issued by the Company subsequent to the Initial Closing (as defined in the Purchase Agreement) or (b) if no such shares shall have been issued, the fair market value of the Common Stock at the date of issuance of the New Securities, as determined in good faith by the Board of Directors of the Company (the “Board”) (such determination of the fair market value of the Common Stock shall be not be based on any valuation report prepared for purposes of valuing Common Stock as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder; furthermore, any such valuation shall be based on a methodology for determination of the fair market value of the Common Stock which assumes that the number of shares of Common Stock outstanding includes the conversion of all outstanding securities convertible into or exchangeable for Common Stock on an as-converted (including, but not limited to, the Preferred Stock and any convertible debt instruments of the Company)); provided, however, that if the Major Investor disputes the Board’s determination of the then fair market value of the Common Stock, the Major Investor shall be entitled to have the fair market value determined by an independent appraiser selected by the Major Investor and reasonably acceptable to the Company. All costs of any appraisal under this Section 5.1 shall be shared equally by the Company and the Major Investor.

5.2 “New Securities” shall mean any capital stock of the Company, whether or not now authorized and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include (i) the Notes and the Shares; (ii) securities issuable upon exercise or conversion of securities outstanding as of the date of this Agreement; (iii) the Common Stock issuable upon conversion of the Notes; (iv) securities issued pursuant to an underwritten public offering pursuant to an effective Registration Statement; (v) securities issued or issuable pursuant to the Company’s acquisition of another corporation by merger, purchase of substantially all assets or other reorganization approved by the Board of Directors; (vi) shares of Common Stock (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like) issued or issuable to employees, officers, directors or consultants of the Company pursuant to employee benefit plans and arrangements approved by the Board of Directors, including options granted or shares outstanding as a result of option exercises as of the date of this Agreement; (vii) securities issued or issuable pursuant to a corporate strategic partner transaction involving the license of technology, establishment of a joint venture, research and development agreement, OEM, product development or marketing agreement, or other similar arrangement approved by the Board of Directors; (viii) securities issued or issuable in connection with any stock split, stock dividend or recapitalization of the Company; (ix) (a) securities issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the board of directors of the Company or (b) securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of the Company, to the extent the securities described in this subsection (ix) do not exceed, in the aggregate, one percent (1%) of the outstanding capital stock of the Company (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like) as of the date of this Agreement (with all Preferred Stock being treated on an as-converted to Common Stock basis); and (x) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (ix) above.

5.3 Notice. In the event the Company issues New Securities, it shall give each Investor written notice before such issuance or within ten (10) days thereafter, describing the type of New Securities, the price and number of shares and the general terms upon which the Company issued the same. Each such Investor shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase up to the amount of New Securities equal to the Investor’s Pro Rata Amount of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company of such Investor’s intention to purchase such New Securities at the initial closing of the sale of New Securities or, at the Company’s election, at a subsequent closing within ninety (90) days of the initial closing.

5.4 Failure To Exercise. In the event an Investor fails to exercise in full its right of participation within said twenty (20) business day period as set forth in Section 5.3 above, the Company shall have ninety (90) days thereafter to sell additional amounts of New Securities in respect of which the Investor’s option was not exercised, at the price and upon the terms specified in the Company’s notice. The Company shall not issue or sell any additional amounts of New Securities after the expiration of such ninety (90) day period without first offering such securities to the Investors in the manner provided above.

5.5 Waiver. The right of participation set forth in this Section 5, including the notice provisions relating thereto, may be waived by the holders of more than two-thirds (2/3) of the then-outstanding Registrable Securities (calculated on an as-converted basis).

5.6 Termination. All covenants of the Company contained in this Section 5 of this Agreement shall expire and terminate as to each Investor on the effective date of the registration statement relating to the Initial Public Offering.

SECTION 6

MISCELLANEOUS

6.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.5, 2.6 and 2.7), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.11); provided, however, that Investors purchasing Notes and the Shares in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.5, 2.6 and 2.7), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.11) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notwithstanding the foregoing, the consent of Newfound shall be required for amendments or waivers of its rights under Section 4 above.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or any other holder of Company securities) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 275 Middlefield Road, Suite 250, Menlo Park, California 94025, or at such other current address as the Company shall have furnished to the Investors, with a copy (which shall not constitute notice) to Larry W. Sonsini, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

6.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York, without regard to principles of conflicts of law.

6.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.11 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.12 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the closing of a Change of Control.

6.13 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s articles of incorporation or its bylaws, the terms of the Company’s articles of incorporation or its bylaws, as the case may be, will control.

6.14 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

ARISTA NETWORKS, INC.
a Nevada corporation

By:	/s/ Jayshree Ullal

Name: Jayshree V. Ullal

Title: President & CEO

(Signature page to the Investors’ Rights Agreement)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

NEWFOUND INVESTMENT PARTNERS

By:	/s/ C. Matthew Olton

Name: C. Matthew Olton

Title: Vice President

(Signature page to the Investors’ Rights Agreement)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

2010 DAVID R. CHERITON IRREVOCABLE TRUST

By:	/s/ Jeanice Caselli

Name: Jeanice Caselli

Title: Vice President & Trust Officer

(Signature page to the Investors’ Rights Agreement)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

THE BECHTOLSHEIM FAMILY TRUST

By:	/s/ Andreas Bechtolsheim

Name: ANDREAS BECHTOLSHEIM

Title: TRUSTEE

(Signature page to the Investors’ Rights Agreement)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

SINGEL INNOV8 PTE. LTD.

By:	/s/ Yvonne Kwek

Name:	Yvonne Kwek

Title:	CEO

(Signature Page to Investors’ Rights Agreement)

EXHIBIT A

INVESTORS

Newfound Investment Partners LLC

2010 David R. Cheriton Irrevocable Trust

The Bechtolsheim Family Trust

SingTel Innov8 Pte. Ltd.